Exhibit 5

December 17, 2008

HSBC Finance Corporation

26525 North Riverwoods Boulevard

Mettawa, IL 60045

Re:	HSBC Finance Corporation
Registration Statement on Form S-3
For Debt Securities, Warrants to Purchase Debt Securities,
Preferred Stock and Depositary Shares
(or any combination of the foregoing)

Ladies and Gentlemen:

As Senior Vice President, General Counsel-Treasury and Assistant Secretary of HSBC Finance Corporation, a Delaware corporation (“HSBC Finance”), I am generally familiar with the proceedings in connection with HSBC Finance’s Registration Statement on Form S-3 (the “Registration Statement”) in which an indeterminate aggregate principal amount of Debt Securities, Warrants to Purchase Debt Securities, Preferred Stock and Depositary Shares of HSBC Finance are being registered. Each issuance of Debt Securities constituting senior debt of HSBC Finance will be issuable under one of the following Indentures, currently executed by the parties thereto: (i) an amended and restated indenture dated as of December 15,2004 between HSBC Finance and U.S. Bank National Association, as Trustee (the “U.S. Bank Indenture”), (ii) an amended and restated indenture dated as of December 15,2004 between HSBC Finance and The Bank of New York Mellon Trust Company (as successor to J.P. Morgan Trust Company, National Association), as Trustee (the “Bank of New York/J.P. Morgan Indenture”), (iii) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and The Bank of New York Mellon Trust Company, N.A. (formerly BNY Midwest Trust Company), as Trustee (the “Bank of New York/BNY Indenture”), (iv) an indenture dated as of March 7, 2007 between HSBC Finance and Wells Fargo Bank, National Association, as Trustee (the “Wells Fargo Indenture”), (v) an amended and restated indenture dated as of December 15, 2004 between HSBC Finance and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the “Bank of New York MTN Indenture”), (vi) an amended and restated indenture dated as of December 15,2004 between HSBC Finance and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the “Bank of New York InterNote Indenture”) and (vii) an indenture between HSBC Finance and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Bank of New York Subordinated Indenture”). The Warrants, if and when issued, will be issuable under a warrant agreement between HSBC Finance and a national or state banking institution (the “Warrant Agreement”). The Preferred Stock, if and when issued, will be issuable pursuant to a Certificate of Designation, Preferences and Rights for Preferred Shares (the “Certificate of Designation”). The Depositary Shares representing an interest in shares of Preferred Stock, if and when issued, will be issuable under a Deposit Agreement. The foregoing Indentures and the form of the Warrant Agreement and Deposit Agreement have been filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Registration Statement.

December 17, 2008

Based upon my review of the records and documents of HSBC Finance, I am of the opinion that:

1.                                       HSBC Finance is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2.             The U.S. Bank Indenture, Bank of New York/BNY Indenture, Bank of New York/J.P. Morgan Indenture, Wells Fargo Indenture, Bank of New York MTN Indenture, Bank of New York InterNote Indenture and Bank of New York Subordinated Indenture have been duly authorized, executed and delivered by HSBC Finance, and constitute valid and legally binding instruments of HSBC Finance enforceable in accordance with their terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.             Any Warrant Agreement will, after being duly authorized, executed and delivered by HSBC Finance, constitute a valid and legally binding instrument of HSBC Finance enforceable in accordance with its terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.             When the issuance of the Debt Securities and the Warrants to Purchase Debt Securities, as the case may be, has been duly authorized by appropriate corporate action, and such Debt Securities and Warrants to Purchase Debt Securities have been duly executed, authenticated, issued and delivered against payment of the agreed consideration therefor in accordance with the Indenture or the Warrant Agreement, and as described in the Registration Statement, including the Prospectus and Prospectus Supplement relating to such Debt Securities and Warrants to Purchase Debt Securities, such Debt Securities and Warrants to Purchase Debt Securities will be legally and validly issued and will be the legal and binding obligations of HSBC Finance enforceable in accordance with their terms, except an enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.             When (i) the Deposit Agreement, if required to be entered by HSBC Finance and the named depositary for the Preferred Stock, if Depositary Shares are issued, shall have been duly authorized, executed and delivered, and (ii) the Preferred Stock and Depositary Shares, as the case may be, shall have been validly authorized, executed, and delivered by HSBC Finance, the named transfer agent, registrar or depositary and full payment therefore received, then the Preferred Stock will be validly issued, fully paid and non-assessable and the Depositary Shares  will be validly issued, outstanding and entitled to the benefits afforded by the Deposit Agreement, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or  at law).

December 17, 2008

I hereby consent to the use of my name and my opinion in any Prospectus and Prospectus Supplement filed pursuant to Rule 424 of Regulation C of the Securities Act of 1933, as amended (the “Act”), in connection with the Registration Statement filed with the Commission on December 17, 2008, including any references to my opinions set forth in the documents incorporated by reference therein, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mick Forde
Mick Forde